EXHIBIT 5

                                 STOEL RIVES LLP
                       ----------------------------------
                                A T T O R N E Y S

                            STANDARD INSURANCE CENTER
                         900 SW FIFTH AVENUE, SUITE 2300
                           PORTLAND, OREGON 97204-1268
                   Telephone (503) 224-3380 Fax (503) 220-2480
                               TDD (503) 221-1045
                             Internet:www.stoel.com

                                 August 20, 1997


Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR 97202

     We have acted as counsel for Fred Meyer, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, covering 165,750 shares of Common Stock, $.01 par value, of the Company (the "Shares") to be offered for the account of a stockholder of the Company (the "Selling Stockholder"). We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based upon the foregoing, it is our opinion that:

     (i) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     (ii) The Shares are duly authorized shares of Common Stock of the Company.

     (iii) The 165,750 shares to be offered for the account of the Selling Stockholder are legally issued, fully paid and nonassessable.

     We hereby consent to the use of our name in the Registration Statement and in the Prospectus filed as part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP